Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 28, 2013, with respect to the consolidated statements of financial position of Korea Finance Corporation as of December 31, 2012, and the related consolidated statements of income, changes in equity and cash flows for the year then ended, incorporated herein in this Post-Effective Amendment No. 6 to Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Samjong Accounting Corp.

KPMG Samjong Accounting Corp.

Seoul, Korea

June 10, 2013